Exhibit 10.1

ABD INSURANCE AND FINANCIAL SERVICES

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of December 2, 2005 by and between ABD Insurance and Financial Services (“ABD”), a California corporation, Greater Bay Bancorp, a California corporation (“GBB”) and Frederick J. de Grosz (“Executive”).

RECITALS

A. Executive has served as President and Chief Executive Officer of ABD for many years and as such has been a significant factor in ABD’s growth and success.

B. ABD and GBB have determined that the continued service of Executive as Co-Chairman of the ABD Board of Directors will serve the best interests of ABD and GBB, and Executive desires to continue in the employ of ABD as Co-Chairman. Accordingly, ABD, GBB and Executive have agreed to the terms and conditions of such continued employment as set forth in this Agreement.

C. Commencing upon the end of the Employment Term (as defined below), Executive and ABD agree to enter into the Consulting Agreement attached hereto as Exhibit A.

NOW THEREFORE, in consideration of the foregoing recitals and the respective undertakings of ABD, GBB and Executive set forth below, ABD, GBB and Executive agree as follows:

1. Duration. This Agreement shall commence on January 1, 2006 (the “Effective Date”) and shall continue until February 28, 2009, unless earlier terminated as provided in Section 6 of this Agreement (the “Employment Term”).

2. Position and Duties.

2.1 Co-Chairman. The Executive shall be employed by ABD as Co-Chairman of ABD’s Board of Directors (the “ABD Board”).

2.2 Duties and Responsibilities. As Co-Chairman, Executive will report directly to the GBB Chief Executive Officer. Executive’s duties and responsibilities shall include, but not be limited to, assisting ABD with business development and retention, mergers and acquisitions, external marketing and goodwill;

providing support to ABD’s management as requested; preparing for and chairing all meetings of ABD’s Board; and providing other assistance, duties or oversight to ABD or GBB as, from time to time, may reasonably be designated by GBB’s Chief Executive Officer.

2.3 Full-time Position. The parties acknowledge that the Co-Chairman position is a full-time position, and Executive agrees to devote all of his business time, energy and skill to the affairs of ABD. However, ABD agrees that Executive may devote reasonable time for personal business, charitable or professional activities, so long as such activities do not materially interfere with the Executive’s performance of services under this Agreement.

3. Salary, Benefits, and Bonus.

3.1 Base Salary. As payment for the services to be rendered by Executive as provided in Section 2 of this Agreement, ABD shall pay the Executive a “Base Salary” at the rate of Thirty-seven Thousand Five Hundred Dollars ($37,500) per month (Four Hundred Fifty Thousand Dollars ($450,000) annually), payable on ABD’s normal payroll schedule and subject to normal withholdings and other applicable deductions.

3.2 Restricted Stock Award and Option Grant. Executive shall be granted 18,000 restricted shares of GBB common stock under GBB’s Amended and Restated 1996 Stock Option Plan (the “Option Plan”), subject to approval by the Compensation Committee of GBB’s Board of Directors (the “Compensation Committee”) in January 2006. The restrictions on such restricted shares shall lapse in four equal annual installments commencing one year from the date of grant. Issuance of the restricted shares shall be subject, in all respects, to the terms and conditions of a restricted stock grant agreement to be entered into between Executive and GBB. In addition, Executive shall be granted an option to purchase 35,000 shares of GBB common stock under the Option Plan, subject to approval by the Compensation Committee in January 2006. Such option shall vest in three equal annual installments commencing one year from the date of grant.

3.3 Annual Bonus. For each full calendar year in which Executive is employed under this Agreement, Executive shall be eligible for an annual bonus (“Annual Bonus”) in an amount to be determined in the discretion of the Chief Executive Officer of GBB; provided, however, that the range of the Annual Bonus shall be from 0% to 120% of Executive’s Base Salary, with a target of 60% of Executive’s Base Salary. Eligibility for such Annual Bonus shall be conditioned upon Executive’s attainment of performance objectives, including annual profitability, growth, shareholder return and other performance metrics, as determined in the discretion of the Chief Executive Officer of GBB. Executive shall be eligible for payment of such bonus only if the Executive is employed by ABD on the date such bonus is paid. The Annual Bonus shall be paid in equivalent restricted shares, rounded to the nearest whole share, under the Option Plan or any successor plan maintained by GBB at or around the time the Annual Bonus is due and payable. The restrictions on such restricted shares shall lapse in three equal annual installments; provided, however, that any restrictions remaining at the end of the Consulting Term (as defined below) shall lapse at the end of such Term.

3.4 Long Term Incentive Award. Executive shall not be eligible to participate in ABD’s excess earnings retention plan (“Plan”). However, in the event that the Plan is funded and participants in the Plan receive Plan distributions in accordance with the terms and conditions set forth therein, Executive will be eligible to receive a payment from ABD in an amount equal to 5% of the total funded value of the Plan, payable in accordance with the terms and conditions set forth in the Plan.

3.5 Stock Options. During the Employment Term, the Compensation Committee, in its discretion, may award Executive one or more options to purchase shares of GBB common stock. The decision to grant such options will be determined by several factors, including, but not limited to, Executive’s individual performance, the grant opportunities generally provided by GBB to executives and any decision by GBB whether to continue to award options as equity compensation. The terms and conditions of such option grants, including the vesting schedule and the exercise price of the options, shall be governed by the Option Plan or any successor plan, as well as any applicable stock option agreements between Executive and GBB under such plan.

3.6 Fringe Benefits.

(a) Fringe Benefits. Executive shall be entitled to participate in the employee group benefit plans and programs of ABD, if any, on the same terms and conditions as other similarly-situated Executives to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. Upon termination of his employment, except termination for “Cause” (as defined below), Executive will be eligible to continued participation, at his own cost (without any contribution to the premium from ABD or GBB), in the employee health benefit plans of ABD in which he was participating as of the termination date to the extent such plans or any successor plans continue to be offered by ABD. Such participation shall be on the same terms and conditions as he participated in such plans during the Employment Term, provided that Executive meets the eligibility requirements of the plans.

(b) Expense Reimbursement. ABD agrees to reimburse the Executive for all reasonable, ordinary and necessary business expenses incurred by the Executive in conjunction with his services to ABD consistent with ABD’s standard reimbursement policies. ABD shall pay travel costs incurred by the Executive in conjunction with his services to ABD consistent with ABD’s standard travel policy.

(c) Vacation. Executive shall be entitled to six (6) weeks of paid vacation annually. Any such vacation shall be subject to the terms and conditions of ABD’s vacation policy.

4. Consulting Agreement. Except as may be provided below in Section 6, upon the end of the Employment Term, Executive and ABD agree to enter into the Consulting Agreement, attached hereto as Exhibit A. The Consulting Agreement shall provide for a two (2) year term, commencing with the end of the Employment Term, under which Executive will provide consulting services to ABD (the “Consulting Term”).

5. Covenants.

5.1 Compliance with Policies. In connection with the performance of his duties and responsibilities, Executive shall comply with all policies, rules, and procedures reasonably adopted from time to time by ABD and GBB, including, but not limited to, GBB’s Code of Conduct and Ethics.

5.2 No Conflicting Employment. Executive shall not, during the Employment Term, engage in any other employment, occupation, consulting or other business activity directly related to the business in which ABD, GBB or its or their subsidiaries and affiliates are now involved or become involved during the Employment Term, nor will Executive engage in any other activities that conflict with Executive’s obligations to ABD. Executive may deliver speeches to outside organizations, provided, however, that any honoraria received for such speeches be turned over to ABD. Executive shall not provide services to any board of directors of any organization without the prior written approval of GBB’s Chief Executive Officer.

5.3 Confidential Information.

(a) ABD Confidential Information. Except as herein provided, Executive agrees that during and after the term of this Agreement, he (i) shall keep Confidential Information (as defined below) confidential and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of Confidential Information without the prior written consent of the GBB Chief Executive Officer except in the performance of Executive’s duties for ABD; (ii) shall refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of the Confidential Information; and (iii) shall follow recommendations made by the ABD Board or the GBB Chief Executive Officer with respect to Confidential Information. For purposes of this Agreement, “Confidential Information” includes but is not limited to trade secrets, confidential information, knowledge or data of ABD, or any of its clients, customers, consultants, shareholders, licenses, licensors, vendors or affiliates, that Executive may produce, obtain or otherwise acquire or have access to during the course of his employment by ABD (whether before or after the date of this Agreement), including but not limited to: business plans, records, and affairs; customer files and lists (including but not limited to: customers of ABD on whom Executive called or with whom Executive became acquainted during the term of his employment); special customer matters; sales practices; methods and techniques; merchandising concepts, strategies and plans; sources of supply and vendors; special business relationships with vendors, agents and brokers; promotional materials and information; financial matters; mergers; acquisitions; equipment, technologies and processes; selective personnel matters; inventions; developments; product specifications; procedures; pricing information; intellectual property; technical data; software programs; finances; operations and production costs; ideas; plans technology; brokers or other entities which refer customers to ABD; proposals; market analyses; technical services; incentives; customer needs; customer risks or risk factors; customer purchasing patterns; customer renewal or expiration data; customer concerns; ABD pricing and profit margins; ABD’s commissions and/or fees; insurer information unique to or tailored to ABD; and other information which ABD has developed at significant expenditure of time, effort and/or expense. All Confidential Information and all tangible materials containing Confidential Information are and shall remain the sole property of ABD.

(b) Third Party Information. Executive recognizes that ABD may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on ABD’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees that he owes ABD and such third parties, during the term of the Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, ABD’s agreement with such third party.

(c) Return of Confidential Material. In the event of Executive’s termination of employment with ABD for any reason whatsoever, Executive agrees promptly to surrender and deliver to ABD all records, notes, materials, equipment, drawings, documents and data of any nature pertaining to any Confidential Information or to his employment, and Executive will not retain or take with him or her any tangible materials containing or pertaining to any Confidential Information that Executive may produce, acquire or obtain access to during the term of this Agreement.

5.4 Nonsolicitation.

(a) Nonsolicitation of Employees. Executive agrees that during the period of his employment and for two years after the date of termination of his employment, he will not, directly or indirectly, induce, solicit, recruit or encourage any employee of ABD to leave the employ of ABD, which means that he will not: (i) disclose to any third party the names, backgrounds or qualifications of any employees or otherwise identify them as potential candidates for employment; or (ii) personally or through any other person approach, recruit, interview or otherwise solicit employees to work for Executive or any other employer.

(b) Nonsolicitation of Customers Using Confidential Information. Executive agrees that during the period of his employment with ABD and thereafter, he will not solicit, either on behalf of Executive of any third party, the business of any client or customer of ABD, whether past, present or prospective, using any Confidential Information.

(c) Nonsolicitation of Identified Customers . In addition to Executive’s obligations under Section 5.4(b), Non-Solicitation of Customers Using Confidential Information, Executive further agrees that during the period of his employment and for two years after the date of termination of his employment, he will not solicit, either on behalf of Executive or any third party, the business of any client or customer of ABD, whether past, present or prospective; (i) whose business Executive was directly or indirectly involved in soliciting or recruiting on behalf of ABD during the one-year period prior to the date of Executive’s termination of employment with ABD; or (ii) whose account Executive was assigned to or whose account Executive serviced during the one-year period prior to the date of Executive’s termination of employment with ABD. Such restriction shall not apply to any customer of ABD that terminated its relationship with ABD and became a customer of a competitor of ABD (other than a competitor with which Executive was affiliated) at least 12 months prior to the acceptance of business by Executive.

(d) Independence of Terms. The Non-Solicitation terms of this Agreement, except as provided herein, are independent of and in addition to the non-solicitation terms of the Non-Competition Agreement, dated as of March 12, 2002, entered into between Executive and GBB (the “Non-Competition Agreement”).

6. Termination. This Agreement and all related obligations of the Parties under this Agreement (excluding Executive’s obligations that expressly extend beyond termination of employment) shall terminate on February 28, 2009 unless earlier terminated as follows:

6.1 Termination of Employment With Cause. During the Employment Term, ABD or GBB may terminate this Agreement with “Cause” at any time without advance notice. For purposes of this Agreement, “Cause” shall mean any of the following that has a material adverse effect upon ABD or GBB: (i) willful failure or refusal to perform a substantial or material lawful directive of the ABD Board, the ABD Chief Executive Officer, the GBB Board of Directors, or the GBB Chief Executive Officer; (ii) willful misconduct or deliberate violation of any fiduciary obligations or other duties owed ABD; (iii) performance of material duties in a grossly negligent manner or material violation of applicable laws or regulations in the performance of Executive’s duties as set forth herein; (iv) Executive’s conviction of a felony; (v) Executive’s conviction of a crime involving moral turpitude, fraudulent conduct or dishonest conduct; or (vi) revocation of Executive’s insurance agent or insurance broker license. In the event ABD terminates this Agreement for Cause, Executive shall be paid only his Base Salary earned through the date of termination, as well as pay for any vacation accrued but not used by Executive as of that date. In addition, if ABD or GBB terminates this Agreement for Cause, neither ABD nor GBB shall have any obligation to enter into the Consulting Agreement, make any payments to Executive under the Consulting Agreement, or otherwise retain Executive’s services as a consultant.

6.2 Termination of Employment Without Cause (Other Than in a Change of Control). If ABD or GBB terminates this Agreement during the Employment Term without Cause, and provided that the termination is not in connection with a “Change of Control” as defined below, then ABD shall pay to Executive (i) his Base Salary earned through the termination date, as well as any accrued but unused vacation pay as of that date; (ii) his Base Salary from the date of termination through February 28, 2009, payable in one lump sum on the first day of the seventh calendar month following the date of termination; and (iii) the total sum of Two Hundred Forty Thousand Dollars ($240,000.00), representing an amount equal to the value of consulting services Executive would have provided under the Consulting Agreement, payable in one lump sum on the first day of the seventh calendar month following the date of termination (unless otherwise required by law, such payment shall not be subject to withholding of any federal or state income tax, nor will payments or withholdings be made for the employer or employee share of any FICA, FUTA, SDI or other employment or payroll tax). In addition, if ABD or GBB terminates this Agreement without Cause, neither ABD nor GBB shall have any obligation to enter into the Consulting Agreement, make any payments to Executive under the Consulting Agreement except as provided in this Section, or otherwise retain Executive’s services as a consultant.

For purposes of this Section, a termination without Cause shall include (a) any adverse and material change in the scope of Executive’s position, responsibilities or duties; (b) a diminution in Executive’s Base Salary, bonus opportunities and benefits; (c) an increase in his normal commuting miles to reach a new worksite such that the normal commute from his home to the new worksite exceeds 35 miles each way; or (d) ABD or GBB causes an event to occur which reasonably constitutes or results in a constructive termination (by forcing a resignation or otherwise) of the Executive’s employment.

6.3 Termination of Employment as a Result of a Change in Control. Executive shall be entitled to participate in GBB’s Change in Control Pay Plan II, amended and restated effective January 1, 2005, and as it may be further amended from time to time by the GBB Board of Directors. All the terms and conditions of such plan shall govern any payments that may be due to Executive as a result of termination of his employment or this Agreement in connection with a “Change in Control” as defined in such plan. In addition, if Executive’s employment or this Agreement is terminated as a result of a Change in Control, Executive shall be entitled to receive an additional Two Hundred Forty Thousand Dollars ($240,000), representing an amount equal to the value of consulting services Executive would have provided under the Consulting Agreement, payable either in one lump sum within thirty (30) days of the date of termination or in equal payments for a two year period running from the date of termination (unless otherwise required by law, such payment shall not be subject to withholding of any federal or state income tax, nor will payments or withholdings be made for the employer or employee share of any FICA, FUTA, SDI or other employment or payroll tax); provided, however, that neither ABD nor GBB shall have any obligation to enter into the Consulting Agreement or otherwise retain Executive’s services as a consultant.

6.4 Termination Due to Death or Permanent Disability. This Agreement shall terminate automatically upon death or permanent disability of Executive. In such event, Executive’s estate shall receive (i) an amount equal to the unpaid Base Salary which would have been paid to Executive through February 28, 2009, and (ii) the total sum of Two Hundred Forty Thousand Dollars ($240,000.00) representing the value of consulting services Executive would have provided under the Consulting Agreement (unless otherwise required by law, such payment shall not be subject to withholding of any federal or state income tax, nor will payments or withholdings be made for the employer or employee share of any FICA, FUTA, SDI or other employment or payroll tax). Such payments shall be made as soon as practicable, but in no case later than six (6) months following Executive’s death or permanent disability. For purposes of this Agreement, the term “Disability” means a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and which (i) renders Executive unable to engage in any substantial gainful activity; or (ii) results in the Executive receiving income replacement benefits for a period of not less than three (3) months under any policy of long-term disability insurance maintained by ABD for the benefit of its employees. Whether or not Executive meets either of the above conditions will be determined by ABD in its sole discretion. In addition, if ABD or GBB terminates this Agreement as a result of Executive’s death or permanent disability, neither ABD nor GBB shall have any obligation to enter into the Consulting Agreement, make any payments to Executive under the Consulting Agreement except as provided in this Section, or otherwise retain Executive’s services as a consultant.

7. Miscellaneous.

7.1 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

7.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three days after mailing if mailed, to the headquarters addresses of ABD and GBB and the address of Executive contained in the records of ABD at the time of such notice. Any party may change such party’s address for notices by notice duly given pursuant to this Section 6.2.

7.3 Headings. The section headings used in this Agreement are intended for convenience of reference and shall not by themselves determine the construction or interpretation of any provision of this Agreement.

7.4 Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to the choice of law provisions of California. Executive expressly consents to personal jurisdiction in the state and federal courts located in California for any lawsuit arising from or relating to this Agreement, without regard to his then-current residence or domicile.

7.5 Survival of Obligations. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by ABD or GBB (except to an affiliate or successor of ABD or GBB) or by the Executive without the prior written consent of the other parties.

7.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

7.7 Withholding. All sums payable to the Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

7.8 Enforcement. If any portion of this Agreement is determined to be invalid or unenforceable, such portion shall be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder shall be enforced to the maximum extent possible.

7.9 Arbitration. Executive, ABD and GBB mutually agree that they will submit all disputes arising under this Agreement or arising out of or related to Executive’s employment with ABD to final and binding arbitration in Redwood City, California, under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (AAA Rules) or, if the parties mutually agree, under the Employment Arbitration Rules and Procedures of JAMS. The arbitrator selected shall have the authority to grant Executive, ABD or GBB all remedies otherwise available by law.

Notwithstanding anything to the contrary in the AAA or JAMS Rules, the arbitration shall provide (i) for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Executive, ABD and GBB shall each bear his or its own costs and attorneys’ fees incurred in conducting the arbitration, and, except in such disputes where Executive asserts a claim under a state or federal statute prohibiting discrimination in employment (“a Statutory Claim”), or as otherwise required by law, shall split equally the fees and administrative costs charged by the arbitrator and the arbitration services. In disputes where Executive asserts a Statutory Claim against ABD, Executive shall be required to pay only the arbitration filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. ABD and/or GBB shall pay the balance of the arbitrator’s fees and administrative costs.

The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover his or its reasonable attorneys’ fees and costs, including the costs or fees charged by the arbitrator and the arbitration service. In disputes where Executive asserts a Statutory Claim, reasonable attorneys’ fees shall be awarded by the arbitrator based on the same standard as such fees would be awarded if the Statutory Claim had been asserted in state or federal court.

7.10 Entire Agreement; Modifications. Except for the Non-Competition Agreement and certain other written agreements and plans specifically referenced in this Agreement, the terms of which are expressly incorporated herein, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to the Executive from ABD or GBB. All modifications to the Agreement must be in writing and signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date set forth in the first paragraph.

ABD INSURANCE AND FINANCIAL SERVICES

By:	/s/ Bruce Basso
Title:	Chairman

GREATER BAY BANCORP

By:	/s/ Byron A. Scordelis
Title:	President and CEO

/s/ Frederick J. de Grosz
Frederick J. de Grosz

Exhibit A

ABD INSURANCE AND FINANCIAL SERVICES

Consulting Agreement

This Consulting Agreement (the “Agreement”) is made and entered into as of January 1, 2006 by and between ABD Insurance and Financial Services (“ABD”), a California corporation, Greater Bay Bancorp, a California corporation (“GBB”) and Frederick J. de Grosz (“Consultant”).

RECITALS

A. Consultant has served as President and Chief Executive Officer of ABD for many years and as such has been a significant factor in ABD’s growth and success.

B. ABD and GBB have determined that the service of Consultant to ABD as a consultant will be in the best interests of ABD and GBB, and Consultant desires to provide consulting services to ABD. Accordingly, ABD, GBB and Consultant have agreed to the terms and conditions of such consulting services as set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing recitals and the respective undertakings of ABD, GBB, and Consultant set forth below, ABD, GBB, and Consultant agree as follows:

1. Duration. This Agreement shall commence on March 1, 2009 (the “Effective Date”) and shall continue for a two year period until February 28, 2011, unless earlier terminated as provided in Section 7 of this Agreement (the “Consulting Term”).

2. Services. Consultant will be called upon to provide such consulting services for ABD, GBB, and its or their parents, subsidiaries and related entities as determined from time to time during the Consulting Term by the GBB Chief Executive Officer. Such services may include, but not be limited to, the following:

(a)	assisting ABD with business development and retention, external marketing and goodwill;

(b)	identifying potential acquisition candidates for ABD and assisting in the negotiation, analysis, due diligence and consummation of merger and acquisition opportunities;

(c)	representing ABD at industry conferences and events, as requested;

(d)	providing support to ABD’s and GBB’s management as requested; and

1

(e)	providing other assistance, duties or advice to ABD or GBB as, from time to time, may reasonably be requested by GBB’s Chief Executive Officer.

Consultant will not be required to follow a regular daily or weekly work schedule, but Consultant will be expected to provide services for approximately 20 hours per month during the Consulting Term. Consultant will work independently on the projects assigned to him, without direct supervision from ABD and/or GBB, and without authority over employees of ABD, GBB or its or their parents, subsidiaries, or related entities. Consultant will be responsible for specified deliverables resulting from such projects.

3. Compensation and Benefits.

3.1 Compensation. As payment for the services to be rendered by Consultant as provided in Section 2 of this Agreement, ABD shall pay Consultant the total sum of $10,000 per month (the “Monthly Compensation”) (or $120,000 annually) during the Consulting Term. If, at the request of ABD, Consultant is called upon to provide services in excess of the hour expectations set forth in Section 2 above, Consultant will be compensated at the rate of $400.00 per hour for hours worked in excess of such hour expectations. Each month, Consultant shall provide ABD with a statement that he has not worked in excess of the hour expectation for the month set forth in Section 2 above or evidence of his actual hours worked, within fifteen (15) days following the end of the month, and ABD will pay Consultant the additional hourly compensation, if any, for such month within ten (10) business days thereafter.

3.2 Benefits. During the Consulting Term and thereafter, or upon earlier termination of this Agreement, except a termination with “Cause” (as defined below), Consultant shall be permitted to participate in ABD’s employee medical, dental and vision plan to the extent Consultant’s position, compensation, age, health and other qualifications make Consultant eligible to participate in the plans, subject to the rules and regulations applicable thereto. If Consultant participates in such plans, Consultant shall have responsibility for timely paying the full premium cost of the plans, without any contribution to the premium by ABD or GBB.

3.3 Stock Options. During the Consulting Term, any stock options or shares of restricted stock granted to Consultant under GBB’s Amended and Restated Stock Option Plan (or any successor plan), either during his tenure as an employee of ABD or his service as a consultant under this Agreement, shall continue to vest (or restrictions to lapse in the case of restricted stock). In the event of termination of this Agreement with Cause (as defined below) or without Cause, the terms and conditions of the relevant option plan and the agreements evidencing the stock options and/or restricted stock shall govern the treatment of such options and/or restricted stock.

2

4. Independent Status. In performing services under this Agreement, Consultant shall act as an independent contractor and not as an employee of ABD. Consultant shall control the time, means, manner and method of performing such services. As such, Consultant acknowledges that ABD will not withhold any federal or state income tax and will not pay or withhold the employer or employee share of any FICA, FUTA, SDI or other employment or payroll tax, from or with respect to any payments to be made hereunder. Additionally, Consultant acknowledges that ABD will not cover Consultant under any workers’ compensation insurance, retirement plan or, except as expressly agreed in this Agreement, other benefit plan maintained by ABD for its employees. Notwithstanding the foregoing, payments under this Agreement may be made through ABD’s regular payroll, subject to withholding and payment of income and employment taxes, if and to the extent that ABD determines, in its sole discretion, that such withholding and/or payment of taxes is or may be required by law.

5. Expense Reimbursement. ABD will promptly reimburse Consultant for all reasonable business expenses that Consultant incurs in the performance of his consulting services under this Agreement, provided such expenses are approved by the GBB Chief Executive Officer.

6. Covenants.

6.1 Compliance with Policies. In connection with the performance of his duties and responsibilities, Consultant shall comply with all policies, rules, and procedures reasonably adopted from time to time by ABD and GBB, including, but not limited to, GBB’s Code of Conduct and Ethics and GBB’s/ABD’s Information Security Policy.

6.2 No Conflicting Service. Consultant shall not, during the Consulting Term, engage in any employment, occupation, consulting or other business activity directly related to the business in which ABD, GBB or its or their subsidiaries and affiliates are now involved or become involved during the Consulting Term, nor will Consultant engage in any other activities that conflict with Consultant’s obligations to ABD. Consultant shall not provide services to any board of directors of any organization without the prior written approval of GBB’s Chief Executive Officer.

6.3 Confidential Information.

(a) ABD Confidential Information. Except as herein provided, Consultant agrees that during and after the term of this Agreement, he (i) shall keep Confidential Information (as defined below) confidential and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of Confidential Information without the prior written consent of the GBB Chief Executive Officer except in the performance of Consultant’s duties for ABD; (ii) shall refrain from

3

any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of the Confidential Information; and (iii) shall follow recommendations made by the ABD Board of Directors or the GBB Chief Executive Officer with respect to Confidential Information. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, trade secrets, confidential information, knowledge or data of ABD, or any of its clients, customers, consultants, shareholders, licenses, licensors, vendors or affiliates, that Consultant may produce, obtain or otherwise acquire or have access to during the course of his employment by ABD (whether before or after the date of this Agreement), including but not limited to: business plans, records, and affairs; customer files and lists (including but not limited to: customers of ABD on whom Consultant called or with whom Consultant became acquainted during the term of his employment); special customer matters; sales practices; methods and techniques; merchandising concepts, strategies and plans; sources of supply and vendors; special business relationships with vendors, agents and brokers; promotional materials and information; financial matters; mergers; acquisitions; equipment, technologies and processes; selective personnel matters; inventions; developments; product specifications; procedures; pricing information; intellectual property; technical data; software programs; finances; operations and production costs; ideas; plans technology; brokers or other entities which refer customers to ABD; proposals; market analyses; technical services; incentives; customer needs; customer risks or risk factors; customer purchasing patterns; customer renewal or expiration data; customer concerns; ABD pricing and profit margins; ABD’s commissions and/or fees; insurer information unique to or tailored to ABD; and other information which ABD has developed at significant expenditure of time, effort and/or expense. All Confidential Information and all tangible materials containing Confidential Information are and shall remain the sole property of ABD.

(b) Third Party Information. Consultant recognizes that ABD may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on ABD’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that he owes ABD and such third parties, during the term of the Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, ABD’s agreement with such third party.

(c) Return of Confidential Material. In the event of the termination of this Agreement for any reason whatsoever, Consultant agrees promptly to surrender and deliver to ABD all records, notes, materials, equipment, drawings, documents and data of any nature pertaining to any Confidential Information or to his employment, and Consultant will not retain or take with him or her any tangible materials containing or pertaining to any Confidential Information that Consultant may produce, acquire or obtain access to during the term of this Agreement.

4

6.4 Nonsolicitation.

(a) Nonsolicitation of Employees. Consultant agrees that, if he becomes a consultant under this Agreement, he will not, while acting as a consultant and for two years after termination of his position as a consultant, directly or indirectly, induce, solicit, recruit or encourage any employee of ABD to leave the employ of ABD, which means that he will not: (i) disclose to any third party the names, backgrounds or qualifications of any employees or otherwise identify them as potential candidates for employment; or (ii) personally or through any other person approach, recruit, interview or otherwise solicit employees to work for Consultant or any other employer.

(b) Nonsolicitation of Customers Using Confidential Information. Consultant agrees that during the Consulting Period and thereafter, he will not solicit, either on behalf of Consultant of any third party, the business of any client or customer of ABD, whether past, present or prospective, using any Confidential Information.

(c) Nonsolicitation of Identified Customers . In addition to Consultant’s obligations under Section 6.4(b), Non-Solicitation of Customers Using Confidential Information, Consultant further agrees that, if he becomes a consultant under this Agreement, he will not, while acting as a consultant and for two years after termination of his position as a consultant, solicit, either on behalf of Consultant or any third party, the business of any client or customer of ABD, whether past, present or prospective; (i) whose business Consultant was directly or indirectly involved in soliciting or recruiting on behalf of ABD during the one-year period prior to the date of the termination of the Consulting Term; or (ii) whose account Consultant was assigned to or whose account Consultant serviced during the one-year period prior to the date of end of the Consulting Term. Such restriction shall not apply to any customer of ABD that terminated its relationship with ABD and became a customer of a competitor of ABD (other than a competitor with which Consultant was affiliated) at least 12 months prior to the acceptance of business by Consultant.

(d) Independence of Terms. The Non-Solicitation terms of this Agreement, except as provided herein, are independent of and in addition to the non-solicitation terms of the Non-Competition Agreement, dated as of March 12, 2002, entered into between Consultant and GBB (the “Non-Competition Agreement”).

5

7. Termination. This Agreement and all related obligations of the Parties under this Agreement (excluding Consultant’s obligations that expressly extend beyond this Agreement) shall terminate two years from the Effective Date, unless earlier terminated as follows:

7.1 Termination With Cause. During the Consulting Term, ABD or GBB may terminate this Agreement with “Cause” at any time without advance notice. For purposes of this Agreement, “Cause” shall mean any of the following that has a material adverse effect upon ABD or GBB: (i) willful failure or refusal to perform a substantial or material lawful directive of the ABD Board of Directors, the GBB Board of Directors or the GBB Chief Executive Officer; (ii) willful misconduct or deliberate violation of any fiduciary obligations or other duties owed ABD; (iii) performance of material duties in a grossly negligent manner or material violation of applicable laws or regulations in the performance of Consultant’s duties as set forth herein; (iv) Consultant’s conviction of a felony; (v) Consultant’s conviction of a crime involving moral turpitude, fraudulent conduct or dishonest conduct; or (vi) revocation of Consultant’s insurance agent or insurance broker license. In the event ABD or GBB terminates this Agreement for Cause, Consultant shall be paid only the monthly compensation owed to him as of the last day of the month in which he was terminated.

7.2 Termination Without Cause. If ABD or GBB terminates this Agreement during the Consulting Term without Cause (including in connection with a “Change in Control” as defined in GBB’s Change in Control Pay Plan II), then ABD shall pay to Consultant (i) the Monthly Compensation owed to him as of the termination date; and (ii) the Monthly Compensation for the period beginning with the termination date and ending with the date that is two years past the Effective Date, payable in one lump sum on the first day of the seventh calendar month following the date of termination.

7.3 Termination Due to Death or Permanent Disability. This Agreement shall terminate automatically upon death or permanent disability of Consultant. In such event, Consultant’s estate shall receive the Monthly Compensation owed to Consultant as of the termination date; and (ii) the Monthly Compensation for the period beginning with the termination date and ending with the date that is two years past the Effective Date. Such payments shall be made as soon as practicable, but in no case later than six (6) months following Consultant’s death or permanent disability. For purposes of this Agreement, the term “Disability” means a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and which (i) renders Consultant unable to engage in any substantial gainful activity; or (ii) results in the Consultant receiving income replacement benefits for a period of not less than three (3) months under any policy of long-term disability insurance maintained by ABD for the benefit of its employees. Whether or not Consultant meets either of the above conditions will be determined by ABD in its sole discretion.

8. Miscellaneous.

8.1 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

6

8.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three days after mailing if mailed, to the headquarters addresses of ABD and GBB and the address of Consultant contained in the records of ABD at the time of such notice. Any party may change such party’s address for notices by notice duly given pursuant to this Section 8.2.

8.3 Headings. The section headings used in this Agreement are intended for convenience of reference and shall not by themselves determine the construction or interpretation of any provision of this Agreement.

8.4 Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to the choice of law provisions of California. Consultant expressly consents to personal jurisdiction in the state and federal courts located in California for any lawsuit arising from or relating to this Agreement, without regard to his then-current residence or domicile.

8.5 Survival of Obligations. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by ABD or GBB (except to an affiliate or successor of ABD or GBB) or by the Consultant without the prior written consent of the other parties.

8.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

8.7 Enforcement. If any portion of this Agreement is determined to be invalid or unenforceable, such portion shall be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder shall be enforced to the maximum extent possible.

8.8 Arbitration. Consultant, ABD and GBB mutually agree that they will submit all disputes arising under this Agreement or arising out of or related to Consultant’s engagement with ABD to final and binding arbitration in Redwood City, California, under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (AAA Rules) or, if the parties mutually agree, under the Employment Arbitration Rules and Procedures of JAMS. The arbitrator selected shall have the authority to grant Consultant, ABD or GBB all remedies otherwise available by

7

law. Notwithstanding anything to the contrary in the AAA or JAMS Rules, the arbitration shall provide (i) for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Consultant, ABD and GBB shall each bear his or its own costs and attorneys’ fees incurred in conducting the arbitration, and, except in such disputes where Consultant asserts a claim under a state or federal statute prohibiting discrimination in employment (“a Statutory Claim”), or as otherwise required by law, shall split equally the fees and administrative costs charged by the arbitrator and the arbitration services. In disputes where Consultant asserts a Statutory Claim against ABD, Consultant shall be required to pay only the arbitration filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. ABD and/or GBB shall pay the balance of the arbitrator’s fees and administrative costs. The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover his or its reasonable attorneys’ fees and costs, including the costs or fees charged by the arbitrator and the arbitration service. In disputes where Consultant asserts a Statutory Claim, reasonable attorneys’ fees shall be awarded by the arbitrator based on the same standard as such fees would be awarded if the Statutory Claim had been asserted in state or federal court.

8.9 Entire Agreement; Modifications. Except for the Non-Competition Agreement and certain other written agreements and plans specifically referenced in this Agreement, the terms of which are expressly incorporated herein, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to the Consultant from ABD or GBB. All modifications to the Agreement must be in writing and signed by each of the parties hereto.

8

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS CONSULTING AGREEMENT AS OF THE DATE SET FORTH IN THE FIRST PARAGRAPH.

ABD INSURANCE AND FINANCIAL SERVICES

By:
Title:

GREATER BAY BANCORP

By:
Title:

Frederick J. de Grosz

9